News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G APPOINTS SHEILA BONINI AND ROB PORTMAN TO BOARD OF DIRECTORS
Appointments Deepen Board Expertise in Environmental Sustainability, Regulatory Affairs, Global Trade

CINCINNATI, April 11, 2023 – The Procter & Gamble Company (NYSE:PG) today announced that its Board of Directors has appointed Sheila Bonini, Senior Vice President of the World Wildlife Fund, and Rob Portman, former U.S. Senator, Congressman and United States Trade Representative, to the Company’s Board of Directors. The appointments are effective immediately.

Ms. Bonini currently leads Private Sector Engagement for the World Wildlife Fund (WWF), one of the world’s leading global conservation organizations, a role she’s had since 2016.  In this capacity, she has partnered with more than 100 organizations to integrate business strategy and consumer engagement to help sustainably address pressing issues at the intersection of nature, people and climate, collaborating across industry, governments, NGOs and academia.  Prior to WWF, she served as CEO of The Sustainability Consortium, a global non-profit organization transforming the consumer goods industry to deliver more sustainable consumer products, and as a senior advisor in McKinsey’s Sustainability and Resource Productivity Practice.

Senator Portman’s public service career spans three decades and includes service in two presidential administrations, two terms in the United States Senate, and six terms in the United States House of Representatives.  A lawyer by trade, he also served as Associate Counsel to the President, Director of The White House Office of Legislative Affairs, and two cabinet level roles, Director of the Office of Management and Budget and United States Trade Representative.  Recognized for his commitment to bipartisan solutions, Senator Portman had more than 200 bills signed into law by Presidents Biden, Trump and Obama during his tenure in the Senate and has played a key role in U.S. foreign policy, workforce development, infrastructure, conservation, and international tax policy.

“Sheila and Rob bring meaningful expertise, experience and acumen that further strengthen the capability of our Board to help us effectively navigate opportunities to better serve consumers, communities and stakeholders in an increasingly complex macroeconomic environment,” said Jon Moeller, P&G’s Chairman of the Board, President and Chief Executive Officer.

“Sheila is an expert, innovator and thought leader across the public and private sectors.  The diversity of her global expertise across international business, supply chain, research and regulatory affairs will further strengthen our ability to innovate and serve consumers with superior and more sustainable solutions,” Moeller added.

“Rob’s track record of partnership and collaboration, depth of knowledge across business, fiscal and trade issues, and solutions-forward approach to domestic and international policy, equip him to be an excellent advisor as we navigate the complexities of our global business,” Moeller added.

              Ms. Bonini holds a bachelor’s degree from Harvard University and a master’s degree in business administration from The Stanford University Graduate School of Business.  Mr. Portman holds a bachelor’s degree from Dartmouth College and a law degree from the University of Michigan Law School.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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P&G Media Contacts: Erica Noble noble.ec@pg.com Jennifer Corso corso.jj@pg.com

Category: PG-IR